February 25, 2005

Board of Trustees
The Integrity Funds
1 Main Street North
Minot, North Dakota  58703

RE:            REORGANIZATION OF MILLENNIUM FUND AND NEW FRONTIER FUND, EACH A SERIES OF IPS FUNDS, INTO INTEGRITY GROWTH & INCOME FUND, A SERIES OF THE INTEGRITY FUNDS.

Ladies and Gentlemen:

            We have acted as counsel to Integrity Funds, Inc. (the “Acquiring Trust”), a Delaware statutory trust, having its principal place of business in Minot, North Dakota, in connection with the Agreement and Plan of Reorganization (the “Plan”) between the Acquiring Trust on behalf of its series, the Integrity Growth & Income Fund (the “Acquiring Fund”) and IPS Funds, on behalf of its series, the Millennium Fund and the New Frontier Fund (the “Acquired Funds”).  The Plan provides for a transaction (the “Reorganization”) involving (i) the transfer of assets and liabilities of the Acquired Funds to the Acquiring Fund in exchange solely for shares of the Acquiring Fund and the Acquiring Fund’s assumption of the Acquired Funds’ liabilities; (ii) the distribution of shares received from the Acquiring Fund proportionately to shareholders of the Acquiring Funds; and (iii) the dissolution of the Acquired Funds as soon as practicable after the closing, all upon and subject to the terms and conditions of the Plan.  This opinion is given pursuant to Section 7(d) of the Plan.

            In rendering this opinion, we have reviewed the following documents and materials:

A.     The Plan and amendments thereto, if any.

B.     The Agreement and Declarations of Trust and By-Laws of the Acquiring Trust, all as amended to date and certified as true and correct by the Secretary of the Acquiring Trust.

C.     Certain minutes of proceedings of the Board of Trustees of the Acquiring Trust, certified as true and correct by the Secretary of the Acquiring Trust.

D.     The Proxy Statement/Prospectus circulated in connection with the Special Shareholders’ Meeting of the Acquired Funds to be held on March 30, 2005.

E.      The latest amendment to the Acquiring Trust’s registration statement on Form N-1A, which is on file with the SEC and was made effective on February 25, 2005.

F.      An Incumbency Certificate of Acquiring Trust executed and delivered by the Secretary of the Acquiring Trust.

G.     A good standing certificate of Acquiring Trust issued by the State of Delaware, dated as of January 12, 2005, and confirmed as of February 25, 2005 (the “Good Standing Certificate”).

The opinions hereinafter expressed are subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter in effect affecting generally the enforcement of creditors’ rights and to general equitable principles or any principles of public policy limiting the right to enforce indemnification provisions.  In connection with the opinions expressed in paragraph 6 below with respect to the legality, validity and binding nature of the Plan, we express no opinion as to the remedies conferred upon any party by the Plan or the remedy which any court, other governmental body or agency or arbitrator may grant, impose or render.

The phrase “actual knowledge” or “actually known” when used in the opinions herein expressed with respect to the existence or absence of certain matters is based upon the conscious awareness of facts or other information by the undersigned and by other lawyers in this firm who have had active involvement in the transactions contemplated by the Plan and does not include knowledge that might be obtained by review of this firm’s files.  We have not, except as otherwise set forth herein, undertaken any independent investigation to determine the existence or absence of those matters, and no inference as to our knowledge of the existence or absence of those matters should be drawn from our representation of the Acquiring Trust.

The law covered by the opinions expressed herein is limited to (a) the federal statutes, judicial and administrative decisions and rules and regulations of the governmental authorities of the United States, (b) the statutes, judicial and administrative decisions and rules and regulations of the governmental authorities of the District of Columbia, and (c) Delaware Statutory Trust Act of the State of Delaware (“DSTA”).  With respect to the opinions expressed herein relating to the DSTA, we have relied exclusively on the standard compilation of the DSTA as contained in Corporation State Statutes, Vol. 3 (Aspen Law & Business), without regard to the cases described thereunder.

(1)         The Acquiring Trust was created as a statutory trust under the laws of the State of Delaware on February 9, 1998, and is validly existing and in good standing under the laws of the State of Delaware;

(2)         The Acquiring Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, of the Acquiring Trust and of the Acquiring Fund.  Assuming that the initial shares of beneficial interest of the Acquiring Fund were issued in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”) and the Agreement and Declaration of Trust and By-Laws of the Acquiring Trust, and that all other such outstanding shares of the Acquiring Fund were sold, issued and paid for in accordance with the terms of the Acquiring Fund’s prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid, non-assessable and has full voting rights and, except for any shares sold pursuant to the private offering exemption for purposes of raising initial capital, is freely transferable;

(3)         The Acquiring Trust is an open-end investment company of the management type registered as such under the 1940 Act;

(4)         To our actual knowledge, no consent, approval, authorization or order of any court, governmental authority or agency is required for the consummation by the Acquiring Trust of the transactions contemplated by the Plan, except such as have been obtained under the Securities Act of 1933 Act, as amended, the Securities Exchange Act of 1934 Act, as amended, the 1940 Act, and Delaware laws (including, in the case of each of the foregoing, the rules and regulations thereunder) and such as may be required under state securities laws;

(5)         Neither the execution, delivery nor performance of the Plan by the Acquiring Trust violates any provision of its Agreement and Declaration of Trust, its By-Laws, or the provisions of any agreement or other instrument, actually known to us to which the Acquiring Trust is a party or by which the Acquiring Trust is otherwise bound; and

(6)         The Plan has been validly authorized, executed and delivered by the Acquiring Trust and represents the legal, valid and binding obligation of the Acquiring Trust and is enforceable against the Acquiring Trust in accordance with its terms.

The foregoing opinions are given only with respect to laws, regulations or orders which are presently in effect.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur whether the same are retroactively or prospectively applied.  This opinion is being provided to you only and may not be published by you or relied upon in any respect by any third party, without the prior written consent of a partner in this law firm.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

                                                            By:            /s/ Lawrence P. Stadulis
                                                                        Lawrence P. Stadulis, a Partner